UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



         Date of Report (Date of earliest event reported): October 26, 2000



                               CALPINE CORPORATION

                            (A Delaware Corporation)
                        Commission File Number: 033-73160
                  I.R.S. Employer Identification No. 77-0212977




                           50 West San Fernando Street
                           San Jose, California 95113
                            Telephone: (408) 995-5115

ITEM 5.  OTHER EVENTS

     On October 26, 2000, Calpine Corporation announced record earnings for the three and nine months ended September 30, 2000. In addition, Calpine's Board of Directors authorized a two-for-one split of its common stock for stockholders of record as of November 6, 2000.



(C)      Exhibits.

99.0 Press release dated October 26, 2000, announcing third quarter 2000 results and two-for-one split of common stock.


SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


 CALPINE CORPORATION


                         By: /s/ Charles B. Clark, Jr.
                -------------------------------------------------
                             Charles B. Clark, Jr.
                         Vice President and Controller
                            Chief Accounting Officer

October 26, 2000

EXHIBIT 99.0


NEWS RELEASE                                               Contact: 408/995-5115
                                        Media Relations: Katherine Potter, X1168
                                         Investor Relations: Rick Barraza, X1125

          CALPINE POSTS RECORD THIRD QUARTER 2000 EPS OF $0.96
                   Company Announces Two-for-One Stock Split

         (SAN JOSE, CALIF.) October 26, 2000--San Jose, Calif.-based Calpine Corporation [NYSE:CPN], the nation's fastest growing independent power company, announced today record earnings for the three and nine months ended September 30, 2000. In addition, Calpine's Board of Directors has authorized a two-for-one split of its common stock for stockholders of record as of November 6, 2000. The shares resulting from this split are expected to be distributed after the market closes on November 14, 2000.

         "Calpine has turned in another record quarter of earnings--the 17th consecutive record quarter since Calpine went public in 1996. We are anticipating a strong fourth quarter, and our prospects for 2001 and beyond continue to be excellent," said Calpine President and CEO Peter Cartwright. "We attribute our success to the continued strong performance from our operating facilities, strategic acquisitions in high-growth energy sectors and the execution of an aggressive development program."

         "We'll continue to capitalize on our first-mover advantage," added Cartwright. "By the end of 2004, we expect to be one of the nation's leading and most profitable power generation companies, with more than 40,000 megawatts of generation on line in attractive energy markets throughout the U.S."

          Net income before extraordinary charge was $147.1 million for the quarter ended September 30, 2000, representing a 243% increase compared to net income of $42.9 million for the third quarter of 1999. Diluted earnings per share before extraordinary charge rose 159% to $0.96 per share for the quarter, from $0.37 per share for the same period in 1999. Revenue for the quarter increased 168%, from $253.0 million a year ago to $678.9 million. Earnings
Before Interest, Tax, Depreciation and Amortization (EBITDA) increased 214% to $325.9 million for the quarter compared to $103.8 million a year ago.

         For the nine months ended September 30, 2000, net income before extraordinary charge was $216.9 million, an increase of 231% compared to $65.5 million for the same period in 1999. Diluted earnings per share before extraordinary charge rose 145% to $1.52 per share, compared to $0.62 per share for the nine months of 1999. Revenue for the nine months was $1,278.0 million, a 113% increase from $600.2 million a year ago. EBITDA for the nine months rose 134% to $562.8 million, from $240.9 million in 1999. Total assets as of September 30, 2000, were $7.2 billion, up 80% from $4.0 billion at December 31, 1999.

         Financial results for both the three and nine months ended September 30, 2000 benefited primarily from strong energy prices in certain markets, commencement of commercial operation of the Pasadena expansion and Hidalgo projects, and strategic 1999 acquisitions, including geothermal steam fields and energy facilities at The Geysers, Calif. and six gas-fired energy centers. Earnings also benefited from strong operations throughout Calpine's power portfolio.


         Highlights of recent activities include:

Acquisition Program

         Calpine Announces Plans to Acquire EMI Interests in Power Assets - Calpine entered definitive agreements to acquire strategic power assets from Energy Management, Inc. (EMI). Calpine will acquire the remaining interest in three recently constructed combined-cycle power generating facilities located in New England, totaling 700 megawatts of generation. Prior to the transaction, Calpine had a net interest of approximately 50 percent in the projects. With the pending EMI acquisition in place, Calpine has approximately 1,770 megawatts in operation, under construction and in announced development--representing the most modern, efficient power generating fleet in New England.

         SkyGen Energy Acquisition Provides Strategic Gas-fired Portfolio - Calpine completed the acquisition of Northbrook, Ill.-based SkyGen Energy LLC, adding up to 13,500 megawatts of gas-fired generation in operation, under construction and in development. These include a strong portfolio of cogeneration facilities with long-term power sales agreements. In addition, Calpine acquired 34 General Electric 7 FA gas turbines.

         Calpine   Acquires   Oneta  Energy  Center  -  Calpine   completed  the
acquisition  of  the  1,000-megawatt  Oneta  Energy  Center  from  Panda  Energy
International, Inc. The acquisition was previously announced as part of Calpine's strategic alliance with Panda, whereby Calpine purchased 24 General Electric gas turbines and 12 steam turbines, plus the exclusive right to acquire several gas-fired development projects.

         Calpine Acquires Remaining Interest in Agnews - Calpine acquired the remaining 80 percent interest in the Agnews cogeneration facility, a 29-megawatt natural gas-fired, combined-cycle facility located in San Jose, Calif. The acquisition allows Calpine to enhance output and operational efficiency of Agnews.

         Calpine Expands Green Power Portfolio - Calpine purchased the remaining 45 percent equity interest in the Aidlin geothermal facility. Located in The Geysers region of northern California, Aidlin is a 20-megawatt electric generating facility, which provides electricity to Pacific Gas and Electric Company under a long-term power sales agreement. Calpine owns and operates 19 of the 21 geothermal power plants at The Geysers.

         Calpine Acquires Natural Gas Reserves - Calpine added 205 billion cubic feet of natural gas through strategic acquisitions of proven gas reserves in the Gulf of Mexico, Canada, Colorado and the onshore Gulf Coast region.

         Calpine Announces Acquisition of TriGas Canadian Gas Portfolio - Calpine announced plans to acquire the Calgary-based oil and gas company, TriGas Exploration, Inc. The transaction will add 30 million cubic feet of gas equivalent per day. This strategic acquisition will provide Calpine with gas reserves to fuel its 250-megawatt Calgary Energy Centre, which is expected to be in operation by December 2002. This acquisition brings Calpine's total proven gas reserves to more than 500 billion cubic feet.


Development Program

         Calpine Expands Presence in Ohio and ECAR Markets - Calpine entered into a project development agreement to build, own and operate an 850-megawatt natural gas-fired generating facility to be located on the Ohio River in Hamilton Township, Lawrence County, Ohio. The Lawrence Energy Center is Calpine's second combined-cycle development project in Ohio.

         CEC Issues Positive Final Staff Assessment for Metcalf - The Final Staff Assessment for the California Energy Commission staff found that Calpine's 600-megawatt Metcalf Energy Center will provide substantial benefits to the local electric system and electric consumers. The Metcalf Energy Center is a joint development project of Calpine and Bechtel Enterprises Holdings, Inc. The facility is being proposed for San Jose, Calif., which experienced rolling blackouts this summer. The local American Lung Association of Santa Clara and San Benito Counties and the Loma Prieta Chapter of the Sierra Club support the project. The Utility Reform Network (TURN) also supports Metcalf.

         Calpine Announces First Major Bilateral Power Supply Agreement From New Arizona Plant - Calpine has entered into a five-year power sales agreement with the Imperial Irrigation District (IID) to deliver 150 megawatts of electricity from its new South Point Energy Center to IID's southern California electric customers, beginning May 2002. This is the first major power sale from a new technology merchant energy center in Arizona. Calpine's 525-megawatt South Point project, scheduled to be available for the summer of 2001, is nearing 80 percent completion.

         Calpine Secures Long-term Power Agreement with PG&E - Calpine announced plans to enter into a long-term power supply agreement with Pacific Gas and Electric Company (PG&E) that would provide competitively priced electricity for PG&E's northern California customers. Electricity deliveries will begin July 1, 2001 and end December 31, 2003. Calpine plans to supply power to PG&E through several of its existing generating facilities in northern California, including its Geysers geothermal facilities and its new natural gas energy centers.

         Calpine Signs 20-Year Tolling Pact with Aquila Energy - Calpine signed a 20-year contract with Aquila Energy for 580 megawatts of the output of the Acadia Energy Center, currently under construction in Acadia Parish, La. Cleco Midstream Resources and Calpine each have a 50 percent interest in the 1,000-megawatt combined-cycle plant. Construction on the unit began in July and is on schedule for completion by June 2002.

     Calpine Announces Plans to Enter Long-term Power Sales Agreement with Seminole - Calpine announced plans to provide Seminole Electric Cooperative, Inc. with a long-term supply of electricity from Calpine's proposed Osprey Energy Center. The proposed 540-megawatt combined-cycle Osprey generating facility will be located in Auburndale, Florida, next to Calpine's existing Auburndale facility. Under the terms of the planned agreement, Seminole will have access to all of the output from the Osprey facility for a period of 17 years, beginning with the plant's projected commercial operation date of June 2003.

         Calpine Establishes West Desk - Calpine's new west desk trading group, based in Houston, Texas, oversees the company's western region power and gas trading, including nearly 5,600 megawatts of generation in operation, under construction and in announced development. With the west desk in place, Calpine has established marketing, trading and risk management capabilities for its entire North American generation base.

         Calpine Enters Innovative Energy Marketing Transaction - Calpine entered into a one-year gas purchase agreement with EOG Resources, Inc. that links the daily price of natural gas to the price of electricity. In what is considered an industry first, EOG has agreed to sell 10 million cubic feet of natural gas per day directly to Calpine.

         Calpine c*Power Orders 15 GE Gas Turbines for Critical Power Program - Calpine's new critical power business unit, Calpine c*Power, has placed a firm order for 15 General Electric LM6000 gas turbines. The turbines will provide up to 500 megawatts of highly reliable critical power for its data center customers.


Finance Program

         Calpine Announces $2.5 Billion Revolving Construction Facility - Calpine announced plans to enter into a $2.5 billion revolving construction credit facility with a consortium of banks, including The Bank of Nova Scotia and Credit Suisse First Boston as lead arrangers. The four-year construction facility will be refinanced in the longer-term capital markets prior to its maturity. The company expects to finalize the credit facility during the fourth quarter of 2000. To date, 27 banks are committed to participate in the facility.

         Calpine Completes $2.3 Billion Capital Market Offerings - Included in these transactions were the issuance of 11.5 million shares of Calpine common stock priced at $69.50 per share, $1 billion of senior notes in two tranches:
$250 million of 8-1/4% Senior Notes due 2005 and $750 million of 8-5/8% Senior Notes due 2010, and $518 million of privately placed convertible preferred securities priced at 5%.

         Calpine Completes $400 Million Financing for Pasadena - Calpine completed a $400 million leveraged lease financing to provide the term financing for both Phase I and Phase II of its Pasadena, Texas cogeneration project.

Earnings Conference Call

         Calpine will host a conference call to review third quarter 2000 results. The conference call will be held Thursday, October 26, 2000, at 7:30 am PDT. If you wish to participate, please dial 1-800-388-8975 five minutes before the start of the conference call. International callers may dial 973-694-2225.

         In addition, Calpine will simulcast its third quarter 2000 earnings call live via the Internet on Thursday, October 26, 2000, at 7:30 am PDT. The webcast can be accessed and will be available for 30 days on the investor relation's page of Calpine's website at www.calpine.com.


About Calpine

         Based in San Jose, Calif., Calpine Corporation is dedicated to providing customers with reliable and competitively priced electricity. Calpine is focused on clean, efficient combined-cycle, natural gas-fired generation and is the nation's largest producer of renewable geothermal energy. Calpine has launched the largest power development program in the U.S. To date, the company has approximately 26,800 megawatts of base load capacity and 5,100 megawatts of peaking capacity in operation, under construction and in announced development in 27 states and Alberta, Canada. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) changes in government regulations and anticipated deregulation of the electric energy industry, (ii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain financing and the necessary permits to operate or the failure of third-party contractors to perform their contractual obligations, (iii) cost estimates that are preliminary and which actual cost may be higher than estimated, (iv) the assurance that the Company will develop additional plants, (v) a competitor's development of a lower-cost gas-fired power plant, (vi) receipt of regulatory approvals or (vii) the risks associated with marketing and selling power from power plants in the newly competitive energy market. Prospective investors are also referred to the other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.




                                          CALPINE CORPORATION AND SUBSIDIARIES
                                          Consolidated Statements of Operations
                             For the Three and Nine Months Ended September 30, 2000 and 1999
                                  (in thousands, except per share amounts) (unaudited)

                                                                        Three Months Ended           Nine Months Ended
                                                                           September 30,               September 30,
                                                                   ------------------------  ---------------------------
                                                                     2000         1999          2000           1999
                                                                   -----------  -----------  --------------  -----------

Revenue:
   Electricity and steam sales ..............................   $   587,336    $   225,443    $ 1,092,930    $   529,765
   Service contract revenue (1) .............................        67,388         11,219        129,234         35,085
   Income from unconsolidated investments in power
      projects ..............................................         7,224         15,842         21,841         34,163
   Interest income on loans to power projects ...............          --              517           --            1,226
   Other revenue ............................................        16,943           --           33,972           --
                                                                -----------    -----------    -----------    -----------
        Total revenue .......................................       678,891        253,021      1,277,977        600,239

Cost of revenue:
   Plant operating expenses (2) .............................        58,692         32,560        144,271         84,673
   Fuel expenses ............................................       185,619         78,807        363,316        194,265
   Depreciation expense .....................................        40,419         14,005        102,083         56,294
   Production royalties .....................................        10,139          4,119         19,290          9,745
   Operating lease expenses .................................        25,230          9,987         46,360         23,539
   Service contract expenses (1) ............................        64,624         10,592        125,734         32,680
                                                                -----------    -----------    -----------    -----------
        Total cost of revenue ...............................       384,723        150,070        801,054        401,196
                                                                -----------    -----------    -----------    -----------

Gross profit ................................................       294,168        102,951        476,923        199,043

Project development expenses ................................         6,091          3,419         15,075          7,667
General and administrative expenses (2) .....................        25,844         12,427         50,798         31,062
                                                                -----------    -----------    -----------    -----------
        Income from operations ...............................      262,233         87,105        411,050        160,314

Other expense (income):
   Interest expense .........................................        23,679         23,019         55,996         70,190
   Distributions on trust preferred securities ..............        12,650           --           28,713           --
   Interest income ..........................................       (15,896)        (6,473)       (29,073)       (16,305)
   Minority interest, net ...................................         2,390             15          3,182             15
   Other income .............................................        (2,515)           (43)        (4,710)        (1,278)
                                                                 -----------    -----------    -----------    -----------
        Income before provision for income taxes ............       241,925         70,587        356,942        107,692

Provision for income taxes ..................................        94,817         27,670        140,000         42,215
                                                                  -----------    -----------    -----------    -----------
Income before extraordinary charge ..........................       147,108         42,917        216,942         65,477
Extraordinary charge, net of tax benefit of $796 in 2000 and
   $793 in 1999 .............................................         1,235           --            1,235          1,150
                                                                  -----------    -----------    -----------    -----------
        Net income ..........................................   $   145,873    $    42,917    $   215,707    $    64,327
                                                                  ===========    ===========    ===========    ===========

Basic earnings per common share:
   Weighted average shares of common stock outstanding ......       134,399        108,778        129,563         99,598
   Income before extraordinary charge .......................   $      1.09    $      0.39    $      1.67    $      0.66
   Extraordinary charge .....................................   $      0.01    $      --      $      0.01    $      0.01
                                                                  -----------    -----------    -----------    -----------
   Net income ...............................................   $      1.08    $      0.39    $      1.66    $      0.65

Diluted earnings per common share:
Weighted average shares of common stock outstanding before
     dilutive effect of trust preferred securities ..........       142,616        115,980        137,533        105,932
Income before extraordinary charge and dilutive effect of
     trust preferred securities .............................   $      1.03    $      0.37    $      1.58    $      0.62
Dilutive effect of trust preferred securities (3) ...........   $      0.07    $      --      $      0.06    $      --
                                                                -----------    -----------    -----------    -----------
Income before extraordinary charge ..........................   $      0.96    $      0.37    $      1.52    $      0.62
Extraordinary charge ........................................   $      0.01    $      --      $      0.01    $      0.01
                                                                -----------    -----------    -----------    -----------
Net income ..................................................   $      0.95    $      0.37    $      1.51    $      0.61

EBITDA (4) ..................................................   $   325,929    $   103,754    $   562,828    $   240,887



--------

(1) Service contract revenue and expenses in 1999 have been reclassed to conform with 2000 presentation.

(2) Certain 1999 expenses have been reclassed from general and administrative expenses to plant operating expenses to conform with the 2000 presentation.

(3) Includes the effect of the assumed conversion of the certain trust preferred securities. For the three and nine months ended September 30, 2000, the assumed conversion calculation adds 19,786 and 15,669 shares of common stock and $7,696 and $15,373 to the net income results, representing the after tax distribution expense on certain trust preferred securities avoided upon conversion.

(4) EBITDA is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expenses, plus depreciation and amortization, plus distributions on trust preferred securities.